                                                                    Exhibit 99.1

[CIRCLE.COM LOGO APPEARS HERE]

For Immediate Release




Investor Contact  David Pauken            Media Contact  John Isaf
                  Chief Financial Officer                Arnold Public Relations
                  Snyder Communications                  617-587-8923
                  301/571-6265


NEWS Circle.com Reports Third Quarter Results


     Baltimore, Md. (November 14, 2000) -Circle.com (Nasdaq: CIRC), an international e-commerce consultancy, today reported financial results for its third quarter ended September 30, 2000, reflecting a 3% sequential quarterly decline in revenues from its second quarter ended June 30, 2000 and a 68% increase in revenues compared to the same period last year. The Company reported net revenues for the quarter of $17.2 million, compared to $17.7 million in the second quarter of 2000 and $10.2 million for the same quarter of 1999. Circle.com is a business unit of Snyder Communications, Inc.

     The Company also reported a gross profit margin of 40% in the third quarter 2000 compared to 43% in the second quarter of 2000 and 39% in the third quarter of 1999.

     The Company reported an EBITDA loss of $3.2 million versus a loss of $2.2 million in the second quarter of 2000 and an EBITDA loss of $3.3 million in the third quarter of 1999. The net loss attributed to Circle.com shareholders for the quarter increased to $5 million or a loss of $0.22 per diluted share.

     Circle.com also announced that Snyder Communications and its parent, Havas Advertising, reached a mutual resignation agreement with two senior executives at Circle.com. Robert Wilke, chief executive officer, and Victor Mandel, executive vice president, finance and development, resigned from their posts due to differences of opinion concerning performance with the board of directors and management of Snyder Communications and its parent, Havas Advertising. The Company has assigned a transition management team consisting of the five senior most executives of Circle.com. On an interim basis, Charlie Tarzian, formerly the chief strategic officer of the Company will fulfill CEO responsibilities; Tim Beckett, formerly the executive vice president and general manager of Circle.com's U.K. office will serve as

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     president; Douglas Lombardo, formerly the vice president and controller of the Company will fulfill CFO responsibilities; and Eric Snyder, chief marketing officer and Roger Black, chief creative officer, will also serve on the management transition team.

     "We are clearly in a very challenging market for e-consultants right now," said Alain de Pouzilhac, chairman and chief executive officer of Snyder Communications and Havas Advertising. "The board of directors and management of Snyder and Havas Advertising are reviewing the strategic direction of Circle.com and the changing demands of the e-consultant market to meet our objectives of increasing long-term shareholder value for this business. We expect to complete the review on or before year-end.

     "Circle.com has an incredible talent base of individuals who are producing fundamental success for Circle.com's clients," said de Pouzilhac.. "A central theme of Circle.com's strategic plan will be our efforts to capitalize on our people's talents and the end-to-end foundation the Company is building to move this business toward profitability. The fundamentals for a successful relationship between Havas Advertising and Circle.com are in place. Moving forward, we expect to leverage this relationship to present a comprehensive e-consulting offering to businesses looking for innovation balanced with results."


     New Clients - Q3

     In the third quarter, Circle.com won several new client engagements, including Goldman Sachs, a global investment banking and securities firm, Lockheed Martin, the largest U.S. Defense Dept. contractor, the Campbell Soup Company, an international provider of prepared foods, the New York Daily News, one of New York's largest newspapers, Chandon Estates, a leading provider of sparkling wines, NEBS (New England Business Service), HPSC, a leading provider of equipment financing for physicians and dentists, LifeFX, a leading developer of interactive, photo-realistic 3-D digital humans for the Internet, and Navigator Consulting Group, an investment management Web site.


     About Circle.com

     http://www.circle.com
     ---------------------
     Circle.com (NASDAQ: CIRC) is an e-consultant providing complete end-to-end Web-enabling solutions for its Fortune 2500 and emerging clients worldwide. Circle.com employs over 550 people in 13 offices worldwide, and is headquartered in Baltimore, Maryland. Clients include American Legacy Foundation, Budweiser, EagleStar Financial, GTE, Guiness, IBM, Lexmark, MSNBC.com, OfficeDepot.com, Peugeot,

                                      -5-
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     PNC Financial Services, Schlumberger, Symantec, and Talbots.


     About Havas Advertising

     Havas Advertising (Paris Stock Exchange: HAV.PA; Nasdaq: HADV), a global leader in interactive services, is the world's fourth largest communications group.* Based in Paris, Havas Advertising has four operating divisions -- Euro RSCG Worldwide, headquartered in New York, NY, Media Planning Group in Barcelona, Spain, Diversified Agencies Group in Paris, France and Arnold Worldwide Partners, headquartered in Boston, Massachusetts. Havas Advertising brings a multicultural approach to its business that distinguishes it from other major communications companies. Havas Advertising has a presence in 75 countries. Havas Advertising offers a complete line of communications services, including general advertising, direct marketing, media planning and buying, corporate communications, sales promotion, design, sports marketing, human resources, multimedia interactive communications and public relations. Havas Advertising has a worldwide presence of over 250 agencies and a staff of approximately 20,000.

     Further information on Havas Advertising can be found on the company's web site at: http://www.havas-advertising.com or in Havas Advertising's registration statement on Form F-4 filed with the SEC (SEC file #333-43362), which may be obtained free of charge at the SEC's website, http://www.sec.gov.

  * Advertising Age Annual Agency Report ranking, April 24, 2000.

     Matters discussed in this release may include forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ are stated in Snyder Communications' reports and other documents filed from time to time with the Securities and Exchange Commission including the prospectus included in its Form S-4 Registration Statement dated October 5, 1999, its 1999 10-K, and its 2000 10-Qs. These results should be read in conjunction with the financial results of Snyder Communications, Inc. being released today.

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                                  Circle.com
                 (amounts in thousands, except per share data)

                                  (unaudited)




                                                 Three Months Ended       Nine Months Ended
                                                    September 30,           September 30,
                                                   2000       1999        2000        1999
                                                --------    --------    --------    --------

Net revenues                                    $ 17,164    $ 10,208    $ 51,561    $ 22,555

Professional services                             10,317       6,256      30,388      13,384
                                                --------    --------    --------    --------
              Gross Profit                         6,847       3,952      21,173       9,171

Operating expenses:
              Office and general                  10,088       7,232      30,072      13,119
              Amortization of intangibles          2,388       1,266       7,186       1,979
              Depreciation                           765         260       2,206         677
                                                --------    --------    --------    --------
                Total operating expenses          13,241       8,758      39,464      15,775

              Loss from operations                (6,394)     (4,806)    (18,291)     (6,604)

Interest expense, net                             (1,203)       (229)     (3,014)       (229)
                                                --------    --------    --------    --------

Loss before income taxes                          (7,597)     (5,035)    (21,305)     (6,833)

Income tax benefit                                (1,595)     (2,300)     (4,474)     (1,708)
                                                --------    --------    --------    --------

Net loss                                          (6,002)     (2,735)    (16,831)     (5,125)

Less: Loss related to SNC's retained interest       (994)       (547)     (2,787)     (1,025)
                                                --------    --------    --------    --------

Loss attributable to Circle.com stockholders    $ (5,008)   $ (2,188)   $(14,044)   $ (4,100)
                                                ========    ========    ========    ========

Diluted loss per share (a)                      $  (0.22)   $  (0.11)   $  (0.62)   $  (0.21)
                                                ========    ========    ========    ========

Circle.com shares (b)                             22,585      20,536      22,542      19,176
                                                ========    ========    ========    ========


(a) Circle.com per share amounts exclude the portion of Circle.com's loss which is attributed to SNC's retained interest.

(b) 1999 shares have been computed using the shares of Circle.com stock that would have been outstanding if the recapitialization of Snyder Communications had occurred at the beginning of 1999.

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